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                                                                    EXHIBIT 10.7

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement ("Agreement"), dated January 1, 2002, by and between Structural GenomiX, Inc., with its principal place of business at 10505 Roselle Street, San Diego, California 92121 ("SGX"), a Delaware corporation, and Stephen Burley, M.D., D. Phil., who resides at ________________ __________________________________________ ("Executive").

     The parties agree as follows:

     1. Employment. SGX hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

     2. Duties.

          2.1. Position; Duties and Responsibilities. Executive is employed in the position of Senior Vice President of Research and Chief Scientific Officer and shall have the duties and responsibilities assigned by SGX. Executive is responsible for directing all research and development strategies and programs to insure that activities are carried out in accordance with established specifications, schedules, and budgets. Executive shall serve as a key member of the executive team, as the principal advisor to the team on the scientific vision and direction for the Company, including overall management of the Company's core technology and shall report directly to the Chief Executive Officer. Executive shall perform faithfully and diligently such duties, as well as such other duties as SGX shall reasonably assign from time to time. SGX reserves the right to modify Executive's position and duties at any time in its sole and reasonable discretion, provided that such modified position is an executive position of at least the same general scope and responsibilities as originally provided herein.

          2.2 Best Efforts/Full-time. Executive will expend Executive's best reasonable efforts on behalf of SGX, and will abide by all policies and decisions made by SGX, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of SGX at all times. Other than as provided in Exhibit "A" hereto, Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties, unless Executive notifies SGX in advance of Executive's intent to engage in other paid work and receives SGX' express written consent to do so. Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with SGX. If SGX believes a conflict exists, and presents Executive with reasonable proof of the same, SGX may ask Executive to choose whether to discontinue the other work or resign employment with SGX.

          2.3. Work Location and Effective Date. Executive's principal place of work shall be located in San Diego, California, at SGX' offices or as reasonably assigned by SGX. Executive will use his best efforts to take up residence at the Work Location by January 1, 2002, but in any case shall arrive and start work no later than January 29, 2002. This Agreement shall be effective ("Effective Date") on Executive's start date of employment with SGX.

          3. Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for the period of three (3) years and for consecutive one (1) year terms thereafter unless sooner terminated in accordance with paragraph 7 below.

     4. Compensation.

          4.1. Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, SGX shall pay to Executive an initial annualized Base Salary of Three Hundred Thousand ($300,000), payable in accordance with the normal payroll practices of SGX, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Other than as provided in
Article 7 herein, in the event Executive's employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive the Base Salary prorated to the date of termination.

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          4.2. Incentive Compensation. Executive will be eligible to receive incentive compensation. If SGX, in its sole and absolute discretion, grants executive incentive compensation, the terms, amount and payment of such, if any, will be determined solely by SGX.

          4.3. Stock Options. Executive will receive an option to purchase 200,000 shares of SGX common stock at a price per share equal to its fair market value as of first meeting of the Board of Directors (the "Board") immediately following or contemporaneous with Executive's start date, as determined by the Board in its sole and absolute discretion, with a four year vesting schedule subject to the terms and conditions of the SGX 2000 Equity Incentive Plan (the "Incentive Plan"). The effective grant date of the options is the start date of employment. The offer of these shares is conditioned upon Executive's acceptance of SGX' offer of employment and will be in accordance with the terms and requirements of the Incentive Plan and the Company's form of stock option agreement.

          4.4. Conditional Compensation. In recognition of Executive's acceptance of employment with SGX under the terms and conditions of this Agreement, Executive will receive a one-time payment of one hundred thousand dollars $100,000 ("Payment"), included in Executive's first SGX paycheck, and subject to appropriate federal, state, and payroll tax withholdings. This Payment will be subject to the following conditions: (1) if prior to the first anniversary of the Effective Date, Executive voluntarily terminates Executive's employment pursuant to paragraph 7.3 below, or (2) Executive is terminated for cause pursuant to paragraph 7.1 below, Executive will reimburse SGX the full amount of the Payment at the time of termination.

          4.5. Bonus Stock Options. Executive will receive an additional option to purchase 40,000 shares of SGX common stock at a price per share equal to its fair market value as of the first meeting of the Board immediately following or contemporaneous with Executive's start date, as determined by the Board in its sole and absolute discretion. These options will vest as of the grant date and otherwise be subject to the terms and conditions of the Incentive Plan. The effective grant date is the start date of employment. The offer of these shares is conditioned upon Executive's acceptance of SGX' offer of employment and will be in accordance with the terms and requirements of the Incentive Plan and the Company's form of stock option agreement.

          4.6. Additional Stock Options. To the extent that any of the options Executive received in Executive's capacity as a Founder of Prospect Genomics, Inc. do not vest as a result of some or all of the Earnout Milestones (as set forth in Section 1.9(a) of the Agreement and Plan of Merger and Reorganization among Structural GenomiX, Inc., SGX Acquisition Corp., and Prospect Genomics, Inc. dated as of April 2, 2001) not being achieved, SGX will grant Executive an option to purchase additional shares of common stock. The number of shares which will be subject to this option will equal the number of shares which did not vest as a result of the Earnout Milestones not being fully achieved, up to a maximum of 112,168 shares. The grant of this option will be subject to approval by the Board and the price per share will equal the fair market value of SGX' common stock as of the first meeting of the Board immediately following or contemporaneous with Executive's start date. The offer of these shares will be subject to the terms and requirements of the Incentive Plan and the Company's form of stock option agreement.

          4.7 Cash Bonus Program. As Senior Vice President of Research and Chief Scientific Officer, Executive is eligible to earn a cash bonus equal to 30% of Executive's base salary, or $90,000 in year one (1), provided Executive meets the eligibility requirements and performance objectives set forth in SGX' bonus program, which are determined in SGX' sole and absolute discretion.

          4.8 Performance and Salary Review. SGX will periodically review Executive's performance. Executive's salary and/or other compensation will be reviewed yearly by SGX and may be adjusted from time to time in SGX' sole and absolute discretion.

          4.9. Loan Payment. SGX will provide to Executive the sum of three hundred thousand dollars ($300,000) constituting an interest-free unforgivable personal loan to Executive (the "Loan") subject to the terms and conditions of the Burley Employee Loan Agreement ("Loan Agreement").

     5. Benefits.

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          5.1  Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of SGX subject to the terms and conditions of SGX' benefit plan documents, including, but not limited to, medical, dental, vision, life insurance, AD&D insurance, long-term and short-term disability insurance and a 401(k) plan. SGX reserves the right to modify or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. Executive shall accrue vacation on a pay period basis at the annual rate of one-hundred-twenty (120) hours. SGX shall also provide Executive with five (5) days of sick time per year. SGX covenants that it has, and at all times will maintain, adequate insurance, including liability insurance and Director's and Officer's insurance to cover any claim or obligation that Executive may reasonably be expected to incur as a result of his employment by SGX. Further, SGX shall indemnify and defend Executive against any claims, demands, liability, suits, losses, damages (including special, punitive, incidental and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by him and which result from his employment as an executive, officer and employee of SGX.

          5.2  Relocation Expenses and Benefits.

               (a) SGX shall reimburse Executive for expenses related to the relocation of Executive and his family to San Diego as follows:

               (i)  Reasonable travel and living expenses associated with one
                    (1) trip of up to seven (7) days (including travel) to San Diego for the purpose of securing a temporary place to live. If needed, a second trip of like scope will be made available upon reasonable request. Original receipts are required for reimbursement.

               (ii) Reasonably documented moving expenses up to thirty-five thousand dollars ($35,000) (including packing, shipping and temporary storage of household goods and one family vehicle).

               (iii) Up to six (6) months of temporary housing and costs
                    associated with a rental car until Executive's vehicle arrives in San Diego.

               (iv) Normal and customary non-recurring closing costs, including sales commissions, Coop Board Fees and attorney fees, for the sale of Executive's apartment in New York City, up to ten percent (10%) of the price of the apartment. Executive shall provide SGX with reasonable documentation substantiating the costs associated with the sale of Executive's New York apartment.

               (v) Normal and customary non-recurring closing costs, including sales commissions and attorney fees, associated with the purchase of Executive's new home in San Diego up to three percent (3%) of the purchase price.

               (vi) Reasonable transportation costs for Executive and his family associated with their final move trip to San Diego.

               (vii) SGX will provide Executive with a moving allowance of twenty thousand dollars ($20,000), to be paid with Executive's first paycheck, and subject to appropriate federal, state, and payroll tax withholdings, from SGX.

               (viii) SGX will provide Executive with a company paid-for
                    relocation consultant to provide Executive with a variety of relocation assistance, including, but not limited to, finding a moving company, interim housing, real estate professionals and information about the San Diego area.

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               (b)  SGX will gross-up all of the reimbursements, payments and costs of services described in 5.2(a) above, except for item
                    (vii), (to the extent such items are considered taxable income) for income and employment taxes. The income tax gross-up will be calculated using the supplemental wage rates in effect when payment is made. SGX will be reimbursed for the pro-rated portion of the above payments and costs from Executive, other than the services provided by the relocation consultant, should Executive's employment be terminated prior to the completion of one (1) year of service pursuant to subparagraphs 7.1 or 7.3 herein. SGX shall withhold such amount from Executive's final paycheck.

          5.3 Interim Consultation. Prior to Executive's relocation and start date with SGX, Executive will continue to provide SGX with consulting services, and receive payment for the same, under the Executive's Founding Scientific Associate and Consulting Agreement with Prospect Genomics, Inc., of March 1, 2000, as amended on May 4, 2001. Executive's interim consultation will be for the exchange of ideas only. Under no circumstances, will Executive direct research at SGX prior to his start date of employment.

     6. Business Expenses. Executive will be reimbursed for all out-of-pocket business expenses reasonably incurred in the performance of Executive's duties on behalf of SGX. Executive will be permitted to fly business class (or first class if business class is not available) on any business flights with greater than two (2) hours of flight time. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with SGX' policies.

     7.   Termination of Employment.

          7.1. Termination for Cause by SGX. Although SGX anticipates a mutually rewarding employment relationship with Executive, SGX may terminate Executive's employment immediately at any time for cause. Cause includes, but is not limited to, one or more of the following: (a) acts or omissions deemed by SGX to constitute gross negligence, recklessness, willful misconduct or dishonesty on the part of Executive with respect to Executive's obligations under this Agreement or otherwise relating to the business of SGX; (b) Executive's willful, material breach of this Agreement; (c) Executive's conviction or entry of a plea of guilty or nolo contendere for fraud, misappropriation or embezzlement, or of any felony; or engaging in any conduct which SGX, in its discretion, determines has or may adversely impact SGX; (d) Executive's material breach of fiduciary duty toward SGX; (e) Executive's material breach of any element of SGX' Confidential Information and Invention Assignment Agreement, including without limitation, Executive's theft, dilution, or other misappropriation or careless treatment of SGX' proprietary information; (f) Executive's inability to perform all of the essential functions and duties of Executive's position, with or without reasonable accommodation other than for reason of temporary illness; or
(g) Executive's death. In the event Executive's employment is terminated in accordance with this subparagraph 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any benefits, including any benefits under the bonus program and Incentive Plan, and expense reimbursements to which Executive is entitled by virtue of his prior employment with SGX (collectively referred to as "Standard Entitlements."). All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment or any part thereof described in subparagraph 7.2 below.

          7.2. Termination Without Cause By SGX/Severance. SGX may terminate Executive's employment under this Agreement without cause at any time on thirty
(30) days' advance written notice to Executive, including the failure of SGX to renew Executive's term of employment under paragraph 3 of this Agreement. In the event of such termination, Executive will receive the Standard Entitlements, plus a severance payment equivalent to twelve months of Executive's Base Salary then in effect on the date of termination (the "Severance Payment") payable in accordance with SGX' regular payroll cycle, including continuation of Executive's benefits in accordance with SGX's regular payroll deductions. In addition, the vesting of any outstanding stock options, including, but not limited to, options granted under paragraphs 4.3 and 4.6, as well as any subsequently granted incentive or evergreen stock options, will be accelerated by 12 months, provided that Executive: (a) is in material compliance with all surviving provisions of this Agreement as specified in

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subparagraph 16.7 below; (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against SGX arising out of or any way related to Executive's employment or termination of employment with SGX; and (c) agrees to act as a consultant for SGX for up to a maximum of sixty (60) days, without additional compensation, if requested to do so by SGX. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished, except for obligations accruing prior to termination, including SGX's obligation to indemnify, defend and insure Executive pursuant to subparagraph 5.1 hereunder.

          7.3. Voluntary Resignation By Executive. Executive may voluntarily resign Executive's position with SGX at any time on thirty (30) days advance written notice. In the event of Executive's resignation, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of resignation, and the Standard Entitlements. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished, except for obligations accruing prior to termination, including SGX's obligation to indemnify, defend and insure Executive pursuant to subparagraph 5.1 hereunder. In addition, Executive will not be entitled to receive the Severance Payment described in paragraph 7.2 above.

          7.4. Termination of Executive Following Change Of Control.

               (a) Severance Payment. If Executive's employment is terminated by SGX without cause, or if Executive resigns because SGX substantially changes all of Executive's duties and responsibilities which existed prior to a Change in control, within one (1) year after a Change of Control (as that term is defined below), Executive shall be entitled to receive the Standard Entitlements, plus the Severance Payment and other benefits described in subparagraph 7.2 above, and the vesting of any outstanding stock options, including, but not limited to, options granted under paragraphs 4.3 and 4.6, as well as any subsequently granted incentive or evergreen stock options, will be accelerated by twenty-four (24) months, provided Executive complies with the conditions in subparagraph 7.2 above. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished, except for obligations accruing prior to termination, including SGX's obligation to indemnify, defend and insure Executive pursuant to subparagraph 5.1 hereunder.

               (b) 280G. If, due to the benefits provided under subparagraph 7.4(a) above, and/or any other benefits, Executive is subject to any excise tax due to characterization of any amounts payable under subparagraph 7.4(a) and/or any other benefits, as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Executive may elect, in Executive's sole discretion, to reduce the amounts payable under subparagraph 7.4(a)and/or any other benefits, in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

               (c) Change of Control. A Change of Control is defined as any one of the following occurrences:

                    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of SGX under an employee benefit plan of SGX, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of SGX representing more than 50% of (a) the outstanding shares of common stock of SGX or (b) the combined voting power of SGX' then-outstanding securities; or

                    (ii) The sale or disposition of all or substantially all of SGX' assets (or any transaction having similar effect is consummated) other than to an entity of which SGX owns at least 50% of the Voting Stock so long as the sale or disposition is not under duress of SGX' financial hardship; or

                    (iii) SGX is party to a merger or consolidation that results in the holders of voting securities of SGX outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of SGX or such surviving entity outstanding immediately after such merger or consolidation.

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     8.   Competitive Employment. During the term of Executive's employment with
SGX and during any period in which Executive is receiving payments (other than any dividends on stock) from SGX or acting as a consultant with or without payment, Executive agrees that Executive will not knowingly directly compete with SGX in any way, and will not, subject to subparagraph 2.2 and Exhibit A herein, act as an officer, director, executive, consultant, shareholder (other than stock of publicly held companies), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which SGX is now engaged or in which SGX becomes engaged during the term of Executive's employment with SGX, as may be determined by SGX in its sole reasonable discretion. Further, Executive agrees not to refer any client or potential client to competitors of SGX without SGX' written consent during the term of Executive's employment with SGX or during any period in which Executive is receiving payments (other than any dividends on stock) from SGX or acting as a paid consultant.

     9. Confidentiality and Proprietary Rights. Executive agrees to abide by SGX' proprietary rights policies and to protect the intellectual property of SGX. In accordance, Executive will sign, prior to the Effective Date of this Agreement, a Confidential Information and Invention Assignment Agreement, which is incorporated herein by this reference.

     10.  Non-Solicitation.

          10.1. Non-Solicitation of Employees and Independent Contractors. Executive agrees that during Executive's employment with SGX and for a period of one (1) year after the termination of Executive's employment with SGX, Executive will not directly or indirectly, separately or in association with others, knowingly interfere with, impair, disrupt or damage SGX' relationship with any employee or independent contractor; solicit, encourage or attempt to hire any of SGX' employees or independent contractors; or cause others to solicit or encourage any of SGX' employees or independent contractors to discontinue their employment or services with SGX.

          10.2. Non-Solicitation of Customers. Executive acknowledges that proprietary information about SGX' customers is confidential and constitutes trade secrets of SGX. Executive agrees that during Executive's employment with SGX and for a period of one (1) year following the termination of Executive's employment with SGX, Executive will not, either directly or indirectly, separately or in association with others, knowingly do any of the following: (i) make known, to any person, firm or corporation, the names and addresses of any of the customers of SGX or contacts of SGX within the pharmaceutical or biotechnology industries or any other information pertaining to such persons;
(ii) call on, solicit, take away, or attempt to call on, solicit or take away any of the customers of SGX on whom Executive called or with whom Executive became aware or acquainted during Executive's association with SGX, whether for Executive or for any other person, firm or corporation; or (iii) use or make known to any person or entity, the strategies, tactics, practices, and procedures by which SGX does business.

     11. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in paragraphs 8-10 (collectively "Covenants") could cause irreparable injury to SGX and agrees that in the event of any such breach, SGX shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

     12. Accounting and Indemnification. In the event Executive breaches any of the Covenants contained in paragraphs 8-10, SGX shall have the right and remedy to require Executive to: (a) account for and pay over to SGX all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a direct result of any such breach of the Covenants; and (b) to indemnify SGX against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which directly result from or arise out of any such breach or threatened breach of the Covenants. Both parties agree that the provisions of this paragraph 12 will not adequately compensate SGX for SGX' injury in the event of Executive's breach of any of the Covenants. Accordingly, the parties agree the provisions of this paragraph 12 will not in any way limit or interfere with SGX' right to seek injunctive relief under paragraph 11.

     13. Return of SGX Property. On termination of employment with SGX for whatever reason, or at the request of SGX before termination, Executive agrees to promptly deliver to SGX all records, files, computer disks,

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memoranda, documents, lists and other information regarding or containing any
Proprietary Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive's possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, upon termination or at any time upon SGX' request, any and all SGX property issued to Executive, including but not limited to computers, facsimile transmission equipment, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any SGX property or Proprietary Information in Executive's possession after Executive's termination and departure from SGX, Executive agrees to return it promptly to SGX without retaining copies or excerpts of any kind.

     14. No Violation of Rights of Third Parties. Executive warrants that, to the best of his knowledge, Executive's performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive's employment with SGX. Executive agrees not to disclose to SGX, or induce SGX to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that, to the best of his knowledge, Executive is not a party to any other agreement that will interfere with Executive's full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

     15. Agreement to Arbitrate. Executive and SGX agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between them, and any disputes upon termination of employment, except as provided in subparagraph 15.1 below, to the fullest extent permitted by law. This method of resolving disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided in this paragraph 15 or as otherwise required by law, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by arbitration.

          15.1. Scope of the Agreement. The disputes subject to this agreement to arbitrate include all potential claims between Executive and SGX relating to employment, such as breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, statute, regulation or ordinance or common law to the fullest extent permitted by law. Claims for workers' compensation or unemployment insurance benefits, if any, and SGX' right to obtain injunctive relief pursuant to paragraph 11 above are excluded. For the purposes of this agreement to arbitrate, references to "SGX" include SGX and all subsidiary and related entities and their employees, supervisors, officers, directors, owners, agents, benefit plans, benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of SGX.

          15.2. Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.

          15.3. Arbitration Procedure. The arbitration will be conducted in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA") at its offices in San Diego, California. If the parties cannot agree on the single neutral arbitrator, such arbitrator shall be selected in accordance with the AAA rules. The parties are entitled to representation by an attorney or other representative of their choosing. The parties will also be permitted to conduct discovery sufficient to present their respective cases. The arbitrator will be required to issue a written arbitration decision that will reveal the essential findings and conclusions on which an award is based, and shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. Otherwise, the parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

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     16.  General Provisions.

          16.1. Successors and Assigns. The rights and obligations of SGX under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of SGX. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement other than to the estate of Executive.

          16.2. Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          16.3. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          16.4. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing SGX, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          16.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in the State where Executive is employed, in any action, suit, or proceeding arising out of or relating to this Agreement.

          16.6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          16.7. Survival. Paragraphs 5.1 ("Benefits", with respect to SGX's insurance and indemnity obligations to Executive), 7.2 ("Termination without Cause by SGX"), 7.4 (Termination of Executive Following Change of Control"), 8 ("Competitive Employment"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Non-Solicitation"), 11 ("Injunctive Relief"), 12 ("Accounting and Indemnification"), 13 ("Return of SGX Property") 15 ("Agreement to Arbitrate"), 16 ("General Provisions") and 17 ("Entire Agreement") of this Agreement shall survive Executive's employment by SGX.

     17. Entire Agreement. This Agreement, including the Incentive Plan, bonus program, Employee Loan Agreement and Confidential Information and Invention Assignment Agreement herein incorporated by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including but not limited to the Offer Letter of August 31, 2001. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of SGX. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. Termination of Executive's employment and/or this Agreement, for any reason, or under any of the provisions of Article 7, shall not impact any other agreements between Executive and SGX, including, but not limited to, the Founding Scientific Associate and Consulting Agreement of March 1, 2000 (with Prospect Genomics, Inc.), as amended on May 4, 2001 (between Prospect Genomics, Inc., Structural GenomiX, Inc. and Executive)("Founders Agreement"). Executive's continuing employment with SGX shall satisfy all of his consulting obligations to SGX pursuant to the Founders Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                                                Executive

Dated: January 28, 2002                         /s/ Stephen Burley
                                                --------------------------------
                                                Stephen Burley, M.D., D. Phil.

                                                Structural GenomiX Inc.

Dated: January 28, 2002                         By: /s/ Tim Harris
                                                    ----------------------------

                                                Its: President and CEO

                                    EXHIBIT A

    EXCEPTIONS TO EXECUTIVE'S FULL-TIME COMMITMENTS PURSUANT TO PARAGRAPH 2.2

1. Subject to the approval of the NIGMS, continue to serve as the Principal Investigator on the NIGMS P50 Center Grant (the "Grant"), assuming that NIGMS will allow the transfer of at least a part of the Grant to SGX (typical service = TBD; may result in up to $3,000,000 in payments to SGX per year).

2. Continued service as the Chair, Scientific Advisory Board of the Protein Data Bank (typical service = 1 meeting per year).

3. Continued service as the Chair, Scientific Advisory Board of Protein Solutions Inc. (typical service = 1 meeting per year).

4. Continued service as a Member, Scientific Advisory Committee of the DIAMOND Synchrotron Project in the UK (typical service = 2-3 meetings per year).

5. Continued service as a Member, Chemical Biology Advisory Board of the American Association of Cancer Research (typical service = 1-2 meetings per year).

6. Continued service as a Member, various Editorial Advisory Boards for scientific journals (typical service = minimal).

                           Relocation Loan Agreement

      This Relocation Loan Agreement ("Agreement", also referred to as "Note") is effective as of July 29, 2002 ("Effective Date"), by and between Structural GenomiX, Inc., a Delaware corporation with its principal place of business at 10505 Roselle Street, San Diego, California 92121 ("SGX", also referred to as "Holder"), and Stephen Burley, M.D., D. Phil., an individual who resides at ____________________________________ ("Burley", also referred to as "Maker")
(each a "Party" and collectively the "Parties").

                                    RECITALS

      A. WHEREAS, SGX has employed Burley as Chief Scientific Officer and Senior Vice President of Research.

      B. WHEREAS, Burley has relocated to San Diego to perform his duties as an SGX employee.

      C. WHEREAS, SGX hereby provides a relocation loan of three hundred thousand dollars ($300,000) to Burley to be used solely for the purchase of his new principal residence, subject to the terms of this Agreement;

      NOW THEREFORE, in consideration of the mutual covenants and conditions set forth hereunder, the Parties hereby agree as follows:

                                    AGREEMENT

1.    SGX'S OBLIGATIONS.

      1.1 Loan Payment. SGX will provide to Burley, for the purchase of a new principal residence by Burley, three hundred thousand dollars ($300,000) constituting an interest-free relocation loan to Burley (the "Loan").

2.    BURLEY'S OBLIGATIONS.

      2.1 Repayment Obligation. Burley, for value received, hereby promises to pay SGX at its principle place of business, the principal sum of three hundred thousand dollars ($300,000) consistent with this Agreement. Subject to the Early Recall terms and conditions of paragraphs 2.2 and 2.3, Burley will pay to SGX the full Loan amount of $300,000 (Non-Forgivable) in equal increments of twenty-five percent (25%) or $75,000, on each of four consecutive semi-annual payment dates commencing January 1, 2012 as follows:

                  (a) $75,000 due on January 1, 2012 to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

                  (b) $75,000 due on July l, 2012 so long as Burley is employed by SGX on that date. However, upon termination of Burley's employment at any time during the six (6) month period after January 1, 2012 but prior to July 1, 2012, Burley will immediately pay the balance of the Loan principal, presumably $225,000, to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

                  (c) $75,000 due on January 1, 2013 so long as Burley is employed by SGX on that date. However, upon termination of Burley's employment at any time during the six (6) month period after July 1, 2012 but prior to January 1, 2013, Burley will immediately pay the balance of the Loan principal, presumably $150,000, to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

                  (d) $75,000 due on July 1, 2013 so long as Burley is employed by SGX on that date. However, upon termination of Burley's employment at any time during the six (6) month period after January 1, 2013 but prior to July 1, 2013, Burley will immediately pay the balance of the Loan principal, presumably $75,000, to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

      2.2 Early Recall. At any time within one year after the occurrence of an event listed in this paragraph ("Recall Event"), and subject to the Default provisions of paragraph 3, SGX shall have the right to demand repayment of the Loan in accordance with paragraph 2.3 below. A Recall Event is deemed to have occurred upon:

                  (a)   an initial public offering of SGX stock; or

                  (b) a merger, acquisition, or sale ("Transaction") of SGX to or into any publicly traded company, or any subsidiary of a publicly traded company, whereby SGX stockholders receive publicly traded stock in connection with the Transaction; or

                  (c) termination of Burley's employment pursuant to the Burley/SGX Employment Agreement.

      2.3 Early Recall Repayment of Loan. Immediately upon the date of SGX's demand for repayment pursuant to paragraph 2.2 ("Recall Date"), Burley will pay to SGX the full Loan amount of $300,000 (Non-Forgivable) in equal increments of twenty-five percent (25%) or $75,000, on each of four consecutive semi-annual payment dates commencing six (6) months after the Recall Date as follows:

                  (a) $75,000 due six (6) months after the Recall Date, so long as Burley is employed by SGX on that date. However, upon termination of Burley's employment at any time during the first six (6) month period, Burley will immediately pay the full principal amount of the $300,000 to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

                  (b) $75,000 due twelve (12) months after the Recall Date, so long as Burley is employed by SGX on that date. However, upon termination of Burley's employment at any time during the second six (6) month period, Burley will immediately pay the balance of the Loan principal, presumably $225,000 to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

                  (c) $75,000 due eighteen (18) months after the Recall Date, so long as Burley is employed by SGX on that date. However, upon termination of Burley's employment at any time during the third six (6) month period, Burley will immediately pay the balance of the Loan principal, presumably $150,000, to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

                  (d) $75,000 due twenty-four (24) months after the Recall Date, so long as Burley is employed by SGX on that date. However, upon termination of Burley's employment at any time during the fourth six (6) month period, Burley will immediately pay the balance of the Loan principal, presumably $75,000, to SGX at 10505 Roselle Street, San Diego, California 92121, or at such other place as SGX may designate in writing, in lawful money of the United States of America and in immediately available funds.

      2.4 Services. This Loan is conditioned upon the performance of Burley's service as an employee of SGX. The benefits of the favorable interest on this Loan cannot be transferred by Burley.

      2.5 Deductions. Burley hereby certifies that he reasonably expects to be entitled to and will itemize deductions for each year this Loan is outstanding.

      2.6 Security. This Note is secured by a deed of trust ("Deed of Trust") signed by Burley and his spouse ("Maker"), as trustor, naming Holder as beneficiary and Chicago Title Company as trustee. Reference is made to the Deed of Trust for a description of the security and for a statement of the terms and conditions upon which this Note is secured. The Deed of Trust securing this Note contains the following provision:

            If the Trustor shall convey, alienate or encumber the property or any portion thereof or any interest therein or shall be divested of title in any manner or way, whether voluntarily or involuntarily, any indebtedness or obligation secured hereby, at the option of Beneficiary and without demand or notice, shall be due and payable immediately.

      2.7 Payment of Taxes, Etc. on Collateral. Burley agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, and upon failure of Burley to do so, SGX at its option may pay any of them and Burley agrees that SGX shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same.

3.    DEFAULT.

      3.1 Events Triggering Default Remedies. The occurrence of one or more of the following events constitutes a default under this Agreement:

            (a) Any termination with cause, other than termination caused solely by a Change of Control as defined in paragraph 3.2 below, of the employment relationship between SGX and Burley by either SGX or Burley;

            (b) Failure by Burley to keep or perform any of the terms or provisions of this Agreement;

            (c) Burley informs SGX of his intention not to perform or observe a term or provision of this Agreement;

            (d) Levy of any attachment, execution or other process against the primary residence; or

            (e) Insolvency, commission of an act of bankruptcy, general assignment for the benefit of creditors, filing of any petition in bankruptcy or for relief under the provisions of Title 11 of the United States Code of, by, or against Burley.

      3.2 Change of Control Defined. A "Change of Control" is defined as any one of the following occurrences:

                  (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than a trustee or other fiduciary holding securities of SGX under an employee benefit plan of SGX, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of SGX representing more than 50% of (1) the outstanding shares of common stock of SGX, or (ii) the combined voting power of SGX's then-outstanding securities;

                  (b) The sale or disposition of all or substantially all of SGX's assets (or the consummation of any transaction having similar effect) other than to an entity of which SGX owns at least 50% of the voting stock;

                  (c) SGX is party to a merger of consolidation that results in the holders of voting securities of SGX outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of SGX or such surviving entity outstanding immediately after such merger or consolidation; or

            3.2.1 Change of Control does not include any circumstance which is not delineated above and specifically does not include any financial hardship experienced by SGX, including but not limited to the sale of assets under duress, any bankruptcy, liquidation, or dissolution.

      3.3   Default Remedies.

            3.3.1 Acceleration. On the occurrence of any event enumerated in Paragraph 3.1 of this Agreement, the amount of the Loan principal remaining pursuant to Paragraph 2 of this Agreement shall be immediately due and payable without any action of SGX, Burley, or any other person.

            3.3.2 Other Recourse. If any deficiency remains on the unpaid balance of the Loan after application of the security, then Burley shall remain personally liable for payment for the full amount of such deficiency, and SGX may exercise all rights and remedies available to it under law and in equity.

            3.3.3 Continuing Rights. Until repayment of the Loan in full by Burley, the power of sale and all other rights, powers and remedies granted to SGX hereunder shall continue to exist and may be exercised by SGX at any time and from time to time irrespective any applicable statutes of limitations or that the personal liability of Burley may have ceased.

                               GENERAL PROVISIONS

4. EMPLOYMENT OBLIGATIONS UNAFFECTED. This Agreement in no way alters or changes the rights and obligations of Burley and SGX pursuant to the Employment Relationship. Specifically, the at-will employment relationship between SGX and Burley established continues and no term of this Agreement alters Burley's at-will relationship with SGX.

5. STOCK OPTION AGREEMENT AND PLAN UNAFFECTED. This Agreement in no way alters or changes the rights and obligations of Burley and SGX pursuant to the stock option agreement and plan.

6. OTHER RIGHTS UNAFFECTED. The rights, powers and remedies given to SGX by this Agreement shall be in addition to all rights, powers and remedies given to SGX by virtue of any other agreement, statute, or rule of law.

7. NONWAIVER OF RIGHTS. Any forbearance, failure or delay by SGX in exercising any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of SGX shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by SGX.

8. ASSIGNMENT AND DELEGATION. SGX can assign this Agreement at its discretion. This Agreement, however, may not be assigned or delegated in whole or in part by Burley without the prior express written consent of SGX. Specifically, Burley cannot assign or transfer the benefits of the interest arrangement of this loan.

9. GOVERNING LAW. Principal and interest are payable in lawful money of the United States. This Note has been executed and delivered by Maker in the State of California and shall be governed by and construed in accordance with the laws of the State of California. In any action brought under or arising out of this Note, Maker hereby consents to the jurisdiction of any competent court within the State of California and consents to service of process by any means authorized by California law.

10. WAIVER OF BREACH. Either Party's waiver of any breach or default by the other Party shall not constitute a waiver of any different or subsequent breach or default.

11. COSTS OF COLLECTION. If the obligation is not paid when due, whether at maturity or by acceleration, Burley promises to pay all costs, including attorney's fees, incurred by SGX in collecting the amounts due.

12. UNENFORCEABLE PROVISIONS. If any provision or part of a provision herein is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall be severed, but without in any way affecting the remainder of such provision or any other provision contained herein, which shall continue in full force and effect.

13. ENTIRE AGREEMENT. This Agreement, including the schedules attached hereto, constitutes the entire Agreement between the Parties concerning the subject matter hereof, supercedes all prior and contemporaneous communications or agreements, written or oral, and is intended by the Parties to be a complete and exclusive statement of the terms of the agreement between them. This Agreement may only be modified by a writing signed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives.

Structural GenomiX, Inc.:                   Stephen K. Burley, M.D., D.Phil.:

By:         /s/ Tim Harris                        /s/ Stephen K. Burley
   -----------------------------------    --------------------------------------

Name:       Dr. Tim Harris
     ---------------------------------

Title:      CEO & President
      --------------------------------

                                Consent of Spouse

      I, SONIA ESPEJON-REYNES, spouse of Stephen K. Burley, M.D., D.Phil., the party to this Agreement, acknowledge that I have read the foregoing Relocation Loan Agreement between Stephen K. Burley, M.D., D.Phil., and Structural GenomiX, Inc. and know its contents. I consent to, and am aware, that by its terms, the Agreement is secured by our primary residence which is jointly held by Stephen
K. Burley, M.D., D.Phil. and myself. I agree to be bound by this Agreement and the Deed of Trust, which I will separately execute, and I will take no action at any time to hinder the parties' rights to this Agreement or the Deed of Trust.

        /s/ Sonia Espejon-Reynes
----------------------------------------
          SONIA ESPEJON-REYNES